EXHIBIT 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 1st day of January, 2023 (the “Effective Date”) between GBANK, a Nevada corporation (hereinafter referred to as “Employer”), and SHOUVIK RAY (hereinafter referred to as “Executive”).

WITNESSETH:

WHEREAS, Employer is desirous of continuing to employ Executive in the capacity hereinafter stated, and Executive is desirous of continuing in the employ of Employer in such capacity, for the period and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.EMPLOYMENT. Employer hereby employs Executive as its Executive Vice President and Chief Information & Technology Officer, and Executive hereby accepts the duties that are customarily performed by the Executive Vice President and Chief Information & Technology Officer of a state-chartered banking institution and accepts all other duties described herein, and agrees to discharge the same faithfully and to the best of his ability and consistent with past performances and the highest and best standards of the banking industry, in accordance with the policies of Employer’s Board of Directors as established from time to time, and in compliance with all laws and Employer’s Articles of Incorporation, Bylaws, Policies and Procedures. Executive shall devote his full business time and attention to the business and affairs of Employer for which he is employed and shall perform the duties thereof to the best of his ability. Except as permitted by the prior written consent of Employer’s Board of Directors, Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with Employer’s interests. Executive shall perform such other duties as shall be, from time to time, prescribed by Employer’s Board of Directors, the Executive Chairman of Employer’s Board of Directors, or the Employer’s President/CEO.

Executive shall have such responsibilities and duties and such authority to transact business on behalf of Employer, as are customarily incident to the office of Executive Vice President and Chief Information & Technology Officer of a state-chartered banking institution.

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2. TERM. Employer hereby employs Executive, and Executive hereby accepts employment with Employer, for the initial period of two (2) years (as the same may be extended, the “Term”), commencing as of the Effective Date, with such Term being subject to prior termination as hereinafter provided. Thereafter, the Term shall automatically extend for successive two (2) year periods unless and until (i) either party notifies the other party of its election not to extend the Term by written notice given at least one hundred eighty (180) days prior to the end of the then current Term, or (ii) Executive’s employment hereunder is otherwise terminated as hereinafter provided.

3. COMPENSATION. In consideration for all services to be rendered by Executive to Employer, Employer agrees to pay Executive a base salary of not less than One Hundred and Ninety Thousand Dollars ($190,000.00) per year. Employer’s Board of Directors and President/CEO shall conduct yearly performance reviews of Executive and, in their sole discretion, determine any increases in Executive’s base salary. Employer shall deduct therefrom all taxes which may be required to be deducted or withheld under any provision of the law (including, but not limited to, social security payments and income tax withholding) now in effect or which may become effective anytime during the Term.

Executive shall be entitled to participate in any and all other employee benefits and plans that may be developed and adopted by Employer, in its sole discretion, and in which Executive is eligible to participate, including, but not limited to, any bonus/incentive compensation plan and/or any 401(k) plan of Employer in which Executive is eligible to participate.

4. EXPENSE REIMBURSEMENT. Employer further agrees to reimburse Executive for all reasonable expenses incurred by Executive on behalf of Employer in accordance with Employer’s then current policies for the same, including entertainment, meal and travel expenses. Executive agrees to provide Employer with adequate records of all such expenses for which reimbursement is sought.

5. INSURANCE. Employer agrees to provide Executive with health insurance benefits that are now or may hereinafter be in effect for all other full-time employees of Employer, including, but not limited to, health, life, vision and dental insurance to the extent provided by Employer from time to time. Employer may also apply for a “keyman” life insurance policy on Executive with Employer as beneficiary of the policy.

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6. PAID TIME OFF. Executive shall be entitled to up to two hundred forty (240) hours of paid time off (“PTO”) annually per policy during the Term with at least one (1) week to be taken in a consecutive period during each calendar year. PTO shall be scheduled and taken in accordance with the policies adopted by Employer’s Board of Directors from time to time. In no event shall Executive be permitted to carry more than an aggregate of two hundred forty (240) hours of PTO, and Executive will not be entitled to any additional pay as compensation in respect of any unused PTO in excess thereof. In addition to the PTO provided in this section, Executive is also entitled to paid leave pursuant to Employer’s paid leave policy.

7. TERMINATION. Employer shall have the right to terminate Executive’s employment hereunder for any of the following reasons:

(a) willful breach of, habitual neglect of, willful failure to perform, or inability to perform, Executive’s duties or obligations as Executive Vice President or Chief Information & Technology Officer;

(b) illegal conduct, constituting a crime involving moral turpitude or a felony, or any conduct detrimental to the interests of Employer as determined by Employer’s Board of Directors in its sole, but reasonable, discretion;

(c) fraud, theft, dishonesty or gross negligence in the performance of Executive’s duties or obligations hereunder;

(d) the death of Executive;

(e) Executive becoming disabled in a manner or to the extent that Executive cannot perform the essential functions of his position with or without a reasonable accommodation; or

(f) without cause by Employer’s Board of Directors in its sole and absolute discretion.

In the event Executive’s employment hereunder is terminated for any of the reasons specified in any of subparagraphs (a) through (d) above, Executive will be paid only his unpaid salary earned as of the date of Executive’s termination and unreimbursed expenses. Such termination pay shall be considered to be in full and complete satisfaction of any and all rights that Executive may enjoy under the terms of this Agreement other than rights, if any, to exercise any of the stock options vested prior to such termination. All insurance and other benefits and allowances provided herein shall also be terminated as of the date of Executive’s termination in compliance with all applicable laws.

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In the event Executive’s employment hereunder is terminated for any reason specified in paragraphs either (e) or (f) above during the Term (excluding any election by Employer not to extend the Term), Executive shall be entitled to termination pay in an amount equal to one (1) year of Executive’s then base salary or the base salary in respect of the remaining portion of the original Term after such termination (the “Severance Payment”). In the event of any disability of Executive, the Employer will follow those policies and procedures for engaging in the interactive process with Executive as set forth in Employer’s written policies and procedures applicable to all employees of Employer. The Severance Payment shall be paid in twelve (12) equal monthly installments, without interest, and shall be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy under the terms of this Agreement, other than rights, if any, to exercise any of the stock options vested prior to such termination, but excluding any Paid Time Off accrued in accordance with Section 6 above, of which amounts (if applicable) will be paid in accordance with the then Approved PTO Policy of the Employer. All insurance and other benefits and allowances provided herein shall also be terminated as of the date of Executive’s termination or, as defined in the Employer’s policies, as of the next end of month immediately following termination. Following termination of insurance coverage, COBRA shall be offered to Executive consistent with Employer’s policies in place at time of termination. In the event that Executive receives a Severance Payment as a result of the provisions of paragraphs (e) or (f), Executive agrees that he will sign an irrevocable general release as a condition of receipt of the Severance Payment in substantially the form attached hereto as Exhibit A (the “Release”) which may be amended only to address intervening changes in the law, or by agreement of both parties.

8. ACQUISITION OR DISSOLUTION OF EMPLOYER. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Employer. Notwithstanding the foregoing, in the event proceedings for liquidation of Employer are commenced by regulatory authorities, this Agreement and all rights and benefits hereunder shall terminate.

In the event of any merger or consolidation where Employer is not the surviving or resulting corporation, or upon transfer of all or substantially all of the stock or assets of Employer, and Executive is not retained by the surviving or resulting corporation in a position satisfactory to Executive, Executive shall be paid one (1) times Executive’s then current annual base salary and have the right to exercise all outstanding stock options, whether or not vested, within ninety (90) days. For the avoidance of doubt, and for the purposes of calculating the payments to Executive under this section, cash bonuses and cash incentives shall not include any distributions made to Executive which were part of any deferred compensation plan. Cash payments shall be made in lump sum and payable to Executive under this section and shall be immediate at the closing of the subject merger or consolidation, given that written notice is provided by Executive that any position offered to Executive by surviving or resulting corporation is unsatisfactory and has been or will be refused. Such lump sum payment shall be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy under the terms of this Agreement. However, Executive shall still be entitled to all rights under any other agreements Executive has with Employer, including stock option agreements. Executive agrees that in the event of termination of the Agreement for the reason(s) specified in this paragraph, Executive will sign the Release as a condition of receipt of the any such payments or rights contemplated by this paragraph.

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Notwithstanding the foregoing, a merger or consolidation shall not include a bank holding company reorganization wherein the shareholders who control at least 80% of the shares of Employer prior to the reorganization will control at least 80% of the shares of the bank holding company in substantially the same proportion following the bank holding company reorganization. Furthermore, notwithstanding the foregoing, benefits shall not be payable under this Section 8 to the extent the benefit would be an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended.

9. EXECUTIVE COVENANTS.

(a) Participation in a Competing Business. Except as otherwise expressly provided in this Section 9 below, while Executive is employed by Employer pursuant to this Agreement and for a period of one (1) year following separation of Executive under circumstances as outlined in Section 8 or for any other reason (the “Restricted Period”), Executive will not become involved with a Competing Business (as defined below) or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, “founder,” employee, consultant, or agent; provided, however, that Executive may acquire and passively own an interest not exceeding two percent (2%) of the total equity interest in any publicly traded entity (whether or not such entity is a Competing Business).

(b) No Solicitation. During the Restricted Period, Executive will not directly or indirectly solicit or attempt to solicit any employees of Employer to leave their employment.

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During the Restricted Period, Executive will not directly or indirectly solicit or attempt to solicit any customers of Employer to remove their business from Employer, or to participate in any manner in a Competing Business. This prohibition shall not apply where the former customer(s) voluntarily choose to leave Employer and seek services from Executive.

During the Restricted Period, Executive will not directly or indirectly solicit or attempt to solicit any direct or indirect sources of referrals to Employer to cease to make or reduce their referrals of business to Employer.

Solicitation prohibited under this paragraph includes solicitation by any means, including, without limitation, meetings, letters and other mailings, electronic communications of any kind, and internet communications.

(c) Employment Outside Clark County, Nevada. Executive and Employer expressly acknowledge and agree that a central element of Executive’s services to be rendered to Employer is to establish, increase and improve upon, and maintain Employer’s local and national business activities. Executive further expressly acknowledges that Employer’s SBA lending, prepaid card, and credit card activities and such of Executive are nationwide in scope and not limited to Clark County, Nevada or the State of Nevada. Accordingly, for the avoidance of doubt, the parties further acknowledge and agree this Section 9 prohibits Executive during the Restricted Period from accepting employment or otherwise acting in any of the Prohibited Manners of Participation with a Competing Business, even outside of Clark County, Nevada.

(d) Competing Business Defined. As used herein, “Competing Business” means: (i) any federal or state charted bank, credit union, thrift or other institution authorized to accept deposit accounts that maintains an office in Clark County, Nevada or that has any representatives or agents charged with marketing to, furnishing services in, or otherwise doing business on its behalf in Clark County, Nevada; (ii) any SBA lender or other party that furnishes services to or for the benefit of any SBA lender in the markets in which Employer has established business interests, irrespective of whether or not such SBA lender or other such party is based in or does business in Clark County, Nevada or elsewhere in Nevada; or (iii) any other party that competes with Employer or that directly assists any party in competing with Employer and the Employer’s national business lines, which shall include SBA lending, prepaid cards, and credit cards.

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(e) Non-Disparagement. During Executive’s employment with Employer, and for a period of two (2) years thereafter, Executive shall not make any remarks nor publish, or participate in the publication of, any statements, accounts or stories disparaging the conduct or character of Employer, or any of its subsidiaries or affiliates, or any of its or their managers, officers, directors, members, owners, agents, successors or assigns. Nothing herein shall be construed as prohibiting Executive from making any remarks or participating in the publication of any statements or accounts otherwise protected by law or which may be required by any laws, statutes or regulations governing the scope of Employer’s activities and/or industry.

If Executive or his agents breach any portion in this paragraph, Executive acknowledges that it will be impracticable or extremely difficult to determine the damages suffered by Employer. It is, therefore, agreed that in the event of such a breach by Executive, then Executive shall pay Employer the sum of Five Thousand Dollars ($5,000.00) per breach as liquidated damages, in addition to any and all other rights or remedies available to Employer under applicable law.

(f) Cooperation. During Executive’s employment with Employer, and following the termination of such employment, Executive agrees to cooperate with Employer in any litigation or administrative proceedings involving any matter in which Executive was involved during his employment with Employer. In the event that Executive bears certain costs in relation to cooperation under this section, all reasonable costs shall be reimbursed to Executive from Employer.

(g) Fairness. Executive further acknowledges and agrees that the obligations of Executive contained in this Section 9 are fair, and do not unreasonably restrict Executive’s future employment or business opportunities, and are commensurate with the compensation arrangements set out in this Agreement.

(h) Survival. This Section 9 shall survive any termination of Executive’s employment with Employer or this Agreement.

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10. INDEMNIFICATION. To the extent permitted by law, Employer shall indemnify Executive if he was or is a party or is threatened to be made a party in any action brought by a third party against Executive (whether or not Employer is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if Executive acted in good faith and in a manner Executive reasonably believed to be in the best interest of Employer (and with respect to a criminal proceeding if Executive had no reasonable cause to believe his conduct was unlawful), provided that the alleged conduct of Executive arose out of and was within the course and scope of his employment as an officer or employee of Employer. Executive agrees that in the event that he is threatened to be made a party in any action or is named as a party in any action falling within the scope of this paragraph, Employer shall have the right to select and appoint counsel on Executive’s behalf. Nothing herein shall be construed as in any way limiting or restricting Employer’s ability to seek reimbursement for legal fees and costs incurred by Employer on Executive’s behalf if Executive is found to have acted wrongfully or with gross negligence in the performance of his duties.

11. RETURN OF DOCUMENTS. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments and other materials used or developed by Executive during the Term are solely the property of Employer, and Executive has no right, title or interest therein. Upon termination of Executive’s employment hereunder, Executive or Executive’s representatives shall promptly deliver possession of all of said property to Employer in good condition.

12. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be validly given or made if (i) personally delivered, (ii) deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or (iii) made by Federal Express or other similar delivery service keeping records of deliveries and attempted deliveries. Service by mail or delivery service shall be conclusively deemed made on the first business day delivery is attempted or upon receipt, whichever is sooner. Any such communication shall be addressed as follows:

To Employer:	GBank
9115 W. Russell Rd., Ste. 110
Las Vegas, NV 89148
Attention: T. Ryan Sullivan, President/CEO
To Executive:	Shouvik Ray
2040 Poinsettia Street
San Ramon, CA 94582

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Any party hereto may change its or his address for purposes of this Section 12 by giving notice in accordance herewith, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.

13. BENEFIT OF AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that Executive may not assign any of his duties or obligations hereunder.

14. CODE SECTION 409A; TAXATION. The compensation and benefits provided under this Agreement are intended to either comply with the applicable requirements of the statutory provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations and other interpretive guidance issued thereunder (collectively “Code Section 409A”) or satisfy the requirements of an applicable exception thereto, and, notwithstanding anything herein to the contrary, this Agreement shall be construed and administered in accordance with such intent. In no event does Employer guarantee any particular tax consequences, outcome or tax liability to Executive. No provision of this Agreement shall be interpreted or construed to transfer any liability imposed on Executive under the Code, including any liability due to a failure to comply with the requirements of Code Section 409A, from Executive or any other individual to Employer or its subsidiaries, affiliates or successors. In the event Employer determines that any compensation or benefit payable hereunder may be subject to the requirements of Code Section 409A, Employer (without any obligation to do so or obligation to indemnify Executive for any failure to do so) may adopt, without the consent of Executive, such amendments to this Agreement or take any other actions that Employer in its sole discretion determines are necessary or appropriate for such compensation or benefit to either (a) be exempt from the requirements of Code Section 409A or (b) comply with the applicable requirements of Code Section 409A. Each installment payment payable hereunder shall be deemed to be a separate payment for purposes of Code Section 409A. Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of Employer, and Executive shall have no right (directly or indirectly) to determine the year in which such payment is made. With respect to compensation and benefits that are subject to the requirements of Code Section 409A, in the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years. No compensation or benefit that is subject to the requirements of Code Section 409A and that is payable upon Executive’s termination of employment shall be paid unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

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15. APPLICABLE LAW. This Agreement is made and entered into in the State of Nevada, and the laws of said State shall govern the validity and interpretation hereof, and the performance of the parties hereto and their respective duties and obligations hereunder.

16. CAPTIONS AND PARAGRAPH HEADINGS. Captions and section and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

17. INVALID PROVISIONS. Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated; provided, however, that in lieu of such invalid, void or unenforceable provision, there shall be added to this Agreement a provision that is valid, not void and enforceable and is as similar to such invalid, void or unenforceable provision as may be possible.

18. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and it supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer, except to the extent that it is contemplated that Executive and Employer may enter into a stock option agreement and that the Board of Directors may specify additional conditions for such stock option grant as specified in any stock option agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Employer and Executive.

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19. CONFIDENTIALITY. Executive hereby agrees that any and all Proprietary Information and/or trade secrets, including, but not limited to, information concerning the Employer’s products, data, documentation, services, processes, customers and prospects, which are disclosed to Executive or to which Executive has access, shall be the property of the Employer. Executive hereby agrees that any Proprietary Information or trade secrets shall be and shall remain the property of the Employer and that Executive shall not in any way reveal or disclose any Proprietary Information or trade secrets relating to the Employer’s business endeavors except as specifically directed by the Employer. In addition, nothing in this Agreement shall be construed to convey to Executive any right title, interest, license or right to use the Proprietary Information or any other intellectual property, except as directed by the Employer. For purposes hereof, “Proprietary Information” means and includes the following: the identity of, and records, files and accounts of or concerning, customers or potential customers of Employer; any and all data or information involving the techniques, programs, methods or contacts employed by Employer in the conduct of its business; any lists, documents, manuals, records, forms or other materials used by Employer in the conduct of its business; and any other secret or confidential information concerning Employer’s business or affairs. The terms “list”, “document”, or their equivalent, as used in this Section 19, are not limited to a physical writing or compilation, but also include any and all information whatsoever regarding the subject matter of the “list” or “document”, whether or not such compilation has been reduced to writing. Nothing in this Section 19 shall prohibit Executive from releasing any Proprietary Information to Executive’s legal counsel or financial advisors, provided that Executive obtains reasonable assurances that such advisors shall not disclose such Proprietary Information. Additionally, it shall not be a breach of this Section 19 if a disclosure of Proprietary Information is made pursuant to a court order, a valid administrative agency subpoena or a lawful request for information by an administrative agency. Executive shall give Employer prompt notice of any such court order, subpoena or request for information. This Section 19 shall survive any termination of Executive’s employment with Employer or this Agreement.

20. ARBITRATION AND EQUITABLE REMEDIES. Except as otherwise provided below in this Section 20, any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be addressed pursuant to a separate confidential arbitration agreement to be entered into by the parties, attached hereto and executed concurrently with this Agreement, and that the arbitration described in such separate arbitration agreement shall be the sole and exclusive venue in which any such claims or disputes may be brought to the fullest extent permitted by law. Employer and Executive agree that this provision is material to the Agreement, and that Executive’s act of opting-out of the arbitration agreement would constitute Executive’s revocation of this Agreement and likewise relieve Employer of its obligations under this Agreement.

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Notwithstanding the foregoing, Executive acknowledges and agrees that if Executive commits a breach of Section 9 or Section 19, Employer shall have the right to have such obligations of Executive specifically enforced by any court having appropriate jurisdiction on the grounds that any such breach will cause irreparable injury to Employer, and that money damages will not provide an adequate remedy to Employer. Such remedy shall be in addition to, and not exclusive of, any other remedies available to Employer at law or in equity, all of which remedies shall be cumulative and not mutually exclusive.

21. LEGAL COSTS. If either Executive or Employer commences an action against the other arising out of or in connection with this Agreement, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney’s fees and costs of suit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER GBANK a Nevada corporation

By:	/s/ Edward M. Nigro
Edward M. Nigro, Executive Chairman

By:	/s/ T. Ryan Sullivan
T. Ryan Sullivan, President/CEO

EXECUTIVE

/s/ Shouvik Ray
Shouvik Ray

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Exhibit A: Form of Release

This release (“Release”) is entered into by Shouvik Ray (“Executive”) in favor of the Releasees (as defined below) as of the date signed by Executive below.

1. Employment Agreement. Reference is hereby made to the Employment Agreement, dated January 1, 2023 (the “Employment Agreement”) setting forth the agreement between Executive and GBank (“Company”) regarding the termination of the employment relationship between the parties thereto and the Severance Payment to be provided to Executive under the Employment Agreement. (Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.)

2. Release.

(a) Executive, for herself and his spouse, heirs, executors, administrators, insurers, transferees, representatives, successors, and assigns (collectively, the “Executive Releasors”) hereby releases and discharges Company and its direct and indirect parents, subsidiaries, predecessors, successors, assigns, divisions, and other affiliated or related companies, and each of their respective past and present officers, directors, managers, agents, employees, members, equityholders, shareholders, investors, advisors, financing sources, insurers, representatives, assigns, principals and counsel, expressly including GBank Financial Holdings Inc. (the “Releasees”), from any and all actions, causes of action, claims, demands, grievances, and complaints, whether known or unknown, that the Executive Releasors ever had or may have at any time through the Effective Date (as defined below). Executive acknowledges and agrees that this Release is intended to and does cover, but is not limited to: (i) any claim of employment discrimination of any kind, whether based on a federal, state, or local Constitution, statute, regulation or court decision, including but not limited to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Civil Rights Acts of 1866, 1871, and 1991, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the Labor Management Relations Act, including Section 301 of the LMRA, the National Labor Relations Act, the Nevada Equal Opportunities for Employment Law, the Nevada Equal Pay Law, the Nevada Wage Payment and Work Hour Law, the Nevada Occupational Safety & Health Act, and the Nevada School Visitation Law, and all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C. §§ 1513(e) and 1514A; and (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Executive’s employment with and/or Executive’s separation from Company including, but not limited to, any claims in the nature of tort or implied or express contract, retaliation, harassment and discrimination, wrongful discharge, promissory estoppel, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, libel, slander, defamation, unpaid wages, bonuses, commissions, expense reimbursement, severance, deferred compensation, expense reimbursement or other compensation, for stock options, profit-sharing, equity and related interests, claims arising from or related to tax, penalty, or interest expenses imposed on Executive under the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation taxes imposed pursuant to Code Section 409A, and/or arising out of any and all employee handbooks, policy and procedure manuals, and other policies and practices of Company, claims related to any tangible or intangible property of Executive’s that remains with Company, claims for any loss, cost, damage, or expense arising out of any dispute over the tax treatment of any of the compensation received by Executive at any time, and any and all claims for attorneys’ fees and costs. The listing of specific rights, claims, and causes of action being released is by way of example only and does not limit the general scope of this Release.

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(b) Executive intends that, by this Release, Executive is giving up all rights, claims and causes of action occurring prior to the Effective Date (as defined below), whether or not any damage or injury therefrom has yet occurred. Executive acknowledges that there is a risk that after execution of this Release, he will incur or suffer damage, loss or injury to person or property that is in some way caused by or connected with Executive’s employment with and/or separation from Company, but that is unknown or unanticipated at the time of the execution of this Release. Executive expressly accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm suffered after the execution of this Release arising out of conduct, statements, performance or decisions occurring before the Effective Date. Executive stipulates that this Release will and does apply to all unknown or unanticipated results of any and all matters caused by or connected with Executive’s employment with and/or separation from Company, as well as those claims currently known or anticipated. However, this Release does not apply to any rights or claims that may arise out of acts or events that occur after the Effective Date, claims that may not legally be released, or claims to vested benefits, such as health insurance claims and 401k accounts.

(c) Executive further acknowledges and agrees that this Release constitutes a voluntary waiver of any and all rights and claims Executive may have as of this date. Executive has waived rights or claims pursuant to this Release in exchange for consideration, the value of which exceeds payment or remuneration to which he was otherwise entitled. Executive has been advised that he may consult with the attorney of his choosing concerning this Release prior to executing it, and he has done so.

3. Enforceability of Release; Effective Date. Executive understands and acknowledges that this Release includes a release of claims under the Age Discrimination in Employment Act (the “ADEA”), and understands that one-fourth of the Severance Payment is attributable to this ADEA portion of the Release (the “ADEA Release”). Executive acknowledges that he has been advised to consult with an attorney before signing this Release. Executive further acknowledges the adequacy and sufficiency of the Severance Payment for the promises set forth in this Release, and acknowledges that, in the absence of this Release, Company is not otherwise obligated to pay such sums. Executive further acknowledges that he has been offered at least twenty-one (21) days to consider this Release, that Executive has read the Employment Agreement and this Release and understands their terms and significance, and that Executive has executed this Release with full knowledge of its effect, after having carefully read and considered all terms of this Release and, if Executive has chosen to consult with an attorney, that attorney has fully explained all terms and their significance to Executive. Executive certifies his understanding that Executive may revoke the ADEA Release, as it applies to her, within seven (7) days following execution of this Release, and that this ADEA Release only will not become effective or enforceable until that revocation period has expired, although the remainder of the Release will be effective upon Executive signing the Release. Any revocation should be sent, in writing, to the Executive Chairman of the Board of Directors of Company at the notice address designated in the Employment Agreement. Executive also understands that, should he revoke the ADEA Release within the seven- (7-) day period, the ADEA Release, as it applies to her, would be voided and the Severance Payment attributable to this ADEA Release would not be paid or owed to Executive. This Release will be effective as of the eighth day following its execution by Executive (the “Effective Date”). Executive understands that nothing in this Release affects his ability to test the knowing and voluntary nature of this ADEA Release.

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4. Responsibility for Taxes. Executive acknowledges and agrees that Executive is solely and entirely responsible for the payment and discharge of all federal, state, and local taxes, if any, which at any time may be found to be due on or as a result of the payment made to Executive as consideration for this Release. Executive agrees to indemnify, defend, and hold harmless the Releasees and each of them from or against any claim or liability for any such taxes and related penalties and/or interest, in the event such taxes, penalties and/or interest are assessed by the United States Internal Revenue Service or any other taxing authority. Executive expressly acknowledges that neither Company nor its counsel has made any representations to Executive regarding the tax consequences of any consideration Executive may receive pursuant to this Release and the Employment Agreement.

5. Transition Assistance. For a period of up to twelve (12) months after termination, Executive will use his best efforts to assist in the professional, competent and orderly transition of Executive’s former responsibilities to the individual(s) designated by Company. If and when called upon by Company, Executive will make herself reasonably available in person, telephonically, and/or via electronic mail as often as necessary, and will diligently respond to inquiries as soon as reasonably possible. Executive will receive no additional compensation for this cooperation, but will be reimbursed for reasonable expenses (such as telephone and facsimile charges) incurred in connection with the transitioning of these duties. Nothing set forth in this Section or elsewhere is intended to, or does, create or continue any employment, contractor or agent relationship between Executive and Company.

6. Disclosure Obligation. By signing below, Executive represents that Executive has no knowledge or suspicion of any wrongdoing involving improper or false claims with respect to a federal or state governmental agency, or any customer, or any other wrongdoing that involves Executive, Company, or any present or former employee(s), contractors or agents. Executive agrees promptly to contact Company if he learns of or suspects any such wrongdoing in the future.

7. Cooperation. Executive agrees to fully cooperate in the investigation by Company of any issues, and the defense of any claims by, against or otherwise involving Company that might arise that could involve Executive or information within Executive’s knowledge as a further condition to receiving the Severance Payment, regardless of whether Executive personally is named in the action. For such cooperation, Company agrees to pay Executive at the rate of $150 per hour, in addition to reimbursement for reasonable costs incurred.

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8. No Pending or Future Lawsuits. Executive represents that there are no lawsuits, claims or actions pending in Executive’s name, or brought by Executive on behalf of any other person or entity, against any of the Releasees. Executive also represents that Executive does not intend to bring any claims on his own behalf, or on behalf of any other person or entity, against any of the Releasees. Nothing herein is intended to contravene any law that may permit Executive to file claims and/or cooperate with government agency(ies); however, Executive may not receive any individual compensation as a result of claims brought through or by any such agency.

9. Future Affiliation. Executive agrees that, as a condition of receiving the Severance Payment, Executive will not apply for or seek employment, engagement or reinstatement with Company and its affiliated entities or their successors or assigns at any point in the future, and expressly and forever releases and discharges these entities from any obligation to employ or engage Executive in any capacity. Executive represents and warrants that he has not knowingly accepted, applied for or sought work or employment with any of these entities, and further agrees that if Executive does seek to become affiliated or employed with any such entity, this Release constitutes just and proper cause to deny Executive such affiliation or employment or to immediately terminate such work or employment. This provision may be waived in writing by Company and/or its successors or assigns.

10. Not Admissible. This Release will not be admissible in any proceeding, provided that nothing in this Release will prevent Executive or Company from asserting or pursuing any claim to enforce the terms of this Release or using this Release to defend against claims by the other party.

11. Continuing Obligations. Executive acknowledges and agrees to abide by his continuing obligations under the Employment Agreement following the date hereof.

12. Payment Conditioned upon Compliance. Executive understands that his entitlement to the Severance Payment and any part thereof is contingent upon Executive being in full compliance with this Release and the continuing obligations under the Employment Agreement and any other agreements with Company. Company will have the right to refrain from providing further Severance Payment, and to recoup any Severance Payment already provided to Executive, in the event that Executive breaches his obligations in any material respect, in addition to any other remedies available to Company in law or in equity.

13. Assignment. Executive’s continuing obligations under this Release may not be assigned by Executive without the prior written consent of Company, and any purported transfer or assignment will be void. Company may assign its rights and duties thereunder. This Release will inure to the benefit of Company and its successors and assigns (whether by operation of law, merger, change of control or otherwise).

14. Modification and Severability. In the event that any provision of this Release becomes, or is declared by a court of competent jurisdiction to be, illegal, unenforceable or void, such provision will be modified to render it enforceable to the fullest extent permitted by law. If the provision cannot be modified, this Release will continue in full force and effect without said provision, so long as the remaining provisions remain intelligible and continue to reflect the original intent of the parties.

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15. Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Release may be amended and the observation of any provision hereof may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of Company. The failure of Company to insist upon the performance of any of the terms and conditions in this Release, or the failure to prosecute any breach of any of the terms and conditions of this Release, will not be construed thereafter as a waiver of any such terms or conditions.

16. Governing Law; Jurisdiction; Prevailing Party Fees. This Release will be deemed to have been executed and delivered within the State of Nevada, and it will be construed, interpreted, governed and enforced in accordance with the substantive laws of, the State of Nevada, without regard to conflict of law principles. Executive hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of Nevada. The substantially prevailing party in any action under this Release will be entitled to recover its, his costs and reasonable attorneys’ fees.

17. Signatures. A facsimile, pdf, DocuSigned or other electronic signature will have the same force and effect as an original.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE, HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, AND HAS HAD AN OPPORTUNITY TO DO SO, AND THAT EXECUTIVE UNDERSTANDS ALL OF ITS TERMS AND EXECUTES IT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF.

Date:	12/28/2022
Shouvik Ray

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MUTUAL ARBITRATION OF DISPUTES AGREEMENT

This Mutual Agreement to Arbitrate Claims (“Agreement”) is entered into by and between GBANK (“Employer”) and SHOUVIK RAY (“Employee”), effective on the date executed below.

1. Employee and Employer mutually agree that any controversy, claim, dispute, or employment dispute arising out of Employee’s employment or its termination, whether based on contract, statute or common law, between or among Employee and Employer, including Employer’s agents, officers, directors, and/or shareholders, shall be determined by arbitration, except disputes or claims mentioned in paragraph 3 below and those for injunctive relief. Nothing in this Agreement is in any way intended or should be construed to change otherwise existing employment relationship between Employee and Employer.

2. This Agreement shall apply to all claims or controversies arising out of Employee’s employment or its termination (collectively, the “Claims”) that either party may have against the other, including Employer’s parent, subsidiaries, or affiliates or any of their officers, directors, shareholders, representatives, attorneys, agents, or assigns in their capacity as such or otherwise. The Claims covered by this provision include, without limitation, claims arising out of contract law (which includes, but is not limited to, any claims for breach of contract -- employment or otherwise and breach of fiduciary duty), tort law (which includes, but is not limited to, any claims for intentional or negligent infliction of emotional distress, defamation, libel, slander, conversion, tortious interference with contract, tortious interference with business relations, disparagement of business reputation), common law, wrongful discharge law (which includes, but is not limited to, any claims for wrongful discharge or termination, constructive discharge, retaliatory discharge), privacy rights, statutory protections, constitutional protections, wage and hour law, conspiracy, fraud, negligent misrepresentation, Nevada Revised Statutes protections (which includes, but is not limited to, any claims for unpaid salary, severance, accrued vacation or sick pay, bonuses or any other type of compensation), any state discrimination law, any claims within any division of the Nevada Department of Industrial Relations, any claim, demand or cause of action arising under any provision of the Nevada Revised Statutes or the Nevada Administrative Code, the federal Family and Medical Leave Act, the federal Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Labor Management Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, claims for benefits (except when a benefit or pension plan specifies that its claims procedures shall culminate in an arbitration procedure different from this one), claims based on a violation of public policy, claims for violations of common law, and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance.

3. The only disputes or claims that are not subject to this Mutual Arbitration of Disputes Agreement are: a) any claim by Employee for workers’ compensation or state unemployment benefits; b) disputes arbitrable under a collective bargaining agreement or covered by the National Labor Relations Act; c) any claim by Employee for benefits under an Employer plan, which provides for its own arbitration procedure; and d) any claim for injunctive relief by Employer or Employee. Each party has the right to go to court to seek an injunction or similar equitable relief.

4. The Parties understand that, by this Agreement, they are waiving their rights to have a Claim adjudicated by a court or jury.

5. The Parties understand and agree that, by this Agreement and to the extent permissible by law, they are waiving any right to join or consolidate claims in arbitration or in any court with others or to make claims in arbitration or in any court as a representative or as a member of a class, unless such procedures are agreed to by both Parties. Should this provision be held to be unenforceable for any reason, Employee and Employer agree that any consolidated action shall proceed via arbitration. Any determination that this provision is unenforceable shall in no way act to invalidate the remainder of this Agreement, and will apply solely to that dispute pursuant to which a determination of unenforceability is rendered.

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6. This arbitration provision shall provide the exclusive remedy and each party expressly waives any right he, she or it might have to seek redress in any other forum, except as otherwise specified herein. The arbitration shall be conducted as follows:

a. The arbitration shall be conducted in a location convenient to the Employee and the Employer and in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. Any decision or award or order of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute to the fullest extent permitted by law, except for any review allowed under the Federal Arbitration Act (9 U.S.C. § 10). Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.

b. The American Arbitration Association Rules can be found at www.adr.org. In addition, you may request a copy from your supervisor or any member of management.

c. There shall be a single neutral arbitrator, who is selected in accordance with the Rules and who is licensed to practice law in Nevada. The arbitrator shall apply the substantive law of Nevada, or federal law, or both, as applicable to the Claim asserted. Each party shall have the right to take written discovery and depositions as well as to subpoena witnesses and documents for discovery and for arbitration, as allowed under the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.

d. The arbitrator shall not consolidate claims of different employees into one proceeding, nor shall the arbitrator have the power to hear an arbitration as a class or collective action (a class or collective action involves an arbitration or lawsuit where representative members of a large group who claim to share a common interest seek relief on behalf of the group).

e. The arbitrator shall have the exclusive authority to resolve any dispute relating to the formation, interpretation, applicability, or enforceability of this Agreement, including, without limitation, any Claim that all or any part of this Agreement is void or voidable. The arbitrator’s decision shall be a reasoned decision in writing, revealing the essential findings and conclusions forming the basis of the award.

f. The arbitrator shall issue a signed and dated written opinion that shall decide all issues submitted and shall state the finding on which the decision is based. The arbitrator shall award only those remedies which are: authorized by law and requested by the parties and which the arbitrator determines to be supported by credible, relevant evidence.

g. Unless otherwise provided by law, the parties will be responsible for their own attorneys’ fees and expenses. The costs of the arbitration, including the hourly fees of the arbitrator, shall be paid by the Employer.

7. By entering into this Agreement, the Parties acknowledge they are agreeing to waive rights they might otherwise have, including, but not limited to, the rights (a) to initiate representative actions, collective actions, and/or class actions, and (b) to participate in representative actions, collective actions, and/or class actions initiated by others.

8. The Parties acknowledge that the Employer is engaged in transactions involving interstate commerce and that the employment relationship between the Parties affects interstate commerce.

9. In the event that one or more of the provisions contained herein should for any reason be held to be unlawful or unenforceable, such unlawfulness or unenforceability shall not affect any other provision, and the procedures set forth herein. This Agreement is the complete agreement of the parties relating to the arbitration of disputes. This agreement supersedes all previous oral, written or implied understanding about subject matter of this agreement. This agreement cannot be changed without the specific signed, written consent of both parties and shall remain in force should Employee’s employment terminate. Notwithstanding any other provision of this agreement, to give maximum effect to this agreement, if necessary, the court or arbitrator shall reform the agreement to the extent necessary to comply with the applicable law.

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10. Employee may withdraw his or her consent to this Agreement within thirty (30) days from the date on which he or she signs below by notifying Employer, in writing. This notification must be sent via US certified mail, return receipt to the attention of T. Ryan Sullivan at GBank, 9115 West Russell Road, Suite 110, Las Vegas, NV 89148. Employee will be reimbursed for the cost of such mailing upon presentation of a genuine receipt of cost of mailing.

11. Employee understands that if he or she signs the Agreement and does not withdraw his or her consent to this Agreement within thirty (30) days of signing it, he or she will be required to arbitrate, as explained above, employment-related claims that he or she may have against Employer.

NOTICE: BY SIGNING IN THE SPACE BELOW, THE PARTIES ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ABOVE ARBITRATION OF DISPUTES POLICY DECIDED BY BINDING ARBITRATION AS PROVIDED BY FEDERAL LAW AND THEY ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY SIGNING IN THE SPACE BELOW, THEY ARE GIVING UP THEIR RIGHTS TO JUDICIAL ADJUDICATION OF THEIR CLAIMS. THIS MUTUAL ARBITRATION OF DISPUTES AGREEMENT IS ENTERED INTO KNOWINGLY AND VOLUNTARY BY THE PARTIES HERETO. YOU MAY WISH TO SEEK LEGAL ADVICE BEFORE SIGNING THIS DISPUTE RESOLUTION AGREEMENT.

EMPLOYEE HAS READ AND UNDERSTANDS THAT FINAL AND BINDING ARBITRATION WILL BE THE SOLE AND EXCLUSIVE REMEDY FOR ANY SUCH CLAIM OR DISPUTE AGAINST EMPLOYER AND THAT, BY AGREEING TO USE ARBITRATION TO RESOLVE MY DISPUTE, BOTH EMPLOYER AND I AGREE TO FOREGO ANY RIGHT WE EACH MAY HAVE HAD TO A JURY TRIAL ON ISSUES COVERED BY THIS AGREEMENT, AND FOREGO ANY RIGHT TO BRING CLAIMS ON A REPRESENTATIVE OR A CLASS MEMBER BASIS.

EMPLOYEE AUTHORIZES AND AFFIRMATIVELY AGREES TO SUBMIT TO ARBITRATION ANY DISPUTE ARISING BETWEEN EMPLOYEE AND EMPLOYER.

Dated: January 1, 2023

EMPLOYER:	EMPLOYEE:

T. Ryan Sullivan	Shouvik Ray
Print Name	Print Name

Signature	Signature

President/CEO
Position

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